PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
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(Unaudited; dollars in thousands)


                                                   September 30,   December 31,
                                                        1997           1996
                                                   -------------   ------------



Short-term debt.................................. $     258,700         66,500
Current portion of long-term debt................        51,500         38,200
Long-term debt...................................       611,300        554,600
                                                  -------------    -----------
     Total debt..................................       921,500        659,300
Minority interests in subsidiaries...............        70,200         85,500
Common shareholders' equity......................     2,573,100      2,755,900
                                                  -------------    -----------
     Total capitalization........................ $   3,564,800      3,500,700
                                                  =============    ===========




Ratio of total debt to total capitalization......          25.9%          18.8%
                                                  =============    ===========